FOR IMMEDIATE RELEASE: V2 for approval

China Sun Group Names Korea Project Development & Consultation Corp. as its Exclusive Sales Agent in South Korea

--To Generate Sales of USD $8 Million Per Year--

LIAONING PROVINCE, China: September 11, 2007: China Sun Group High-Tech Co. (OTCBB: CSGH) announced today that its majority-owned subsidiary  Da Lian Xin Yang High-Tech Development Co., Ltd. (DLX) has entered into a sales and distribution agreement with Korea's Project Development & Consultation Co., Ltd. (PD&C). According to the agreement, PD&C will act as the exclusive sales agent for DLX’s cobaltosic oxide and lithium cobalt oxide products and expects to generate USD $8 Million or more in product sales per year. The term of the agreement is two years, beginning on July 23, 2007.

Wang Bin, president of China Sun Group, stated, “This agreement allows us to further tap into the booming Chinese economy. The major consuming countries in the global market are Japan and Korea. However, with the vast improvement of China's production and technology, many companies are successfully relocating their production bases to China, including Japan's Diacelltec, Sanyo, Sony and Panasonic. Korea's LG, Samsung and SK have also established major procurement centers in China.”

Bin added, “South Korea is the third largest producer of lithium ion batteries in the world and its manufacturers follow rigorous standards to receive the highest quality of anode materials for use in lithium ion batteries. Our industry alliance with PD&C implies that the quality of our product line satisfies advanced international requirements and will be accepted by the South Korean producers of the lithium ion battery industry.”

“As a result of this relationship, we look forward to increasing our market share into other international markets including East Asia, Southeast Asia, Europe and the United States. The potential customers we have approached and have shown strong interest in our products include: Tanaka, Honjo,HLST, Sanyo, Sony, Panasonic, Nihonkagakusangyo, Maxell, LG, Samsung, SK, Hanhua and Light & Future,” said Bin.

About China Sun Group High-Tech Co.

China Sun Group High-Tech Co., formerly known as Capital Resource Funding, produces anode materials used in lithium ion batteries. Through its majority-owned operating subsidiary Da Lian Xin Yang High-Tech Development Co. Ltd ("DLX") the Company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX is the second largest non-governmental manufacturer of high-tech cobalt series products in Asia. Through its R&D group, DLX also owns a proprietary series of nanometer technologies that supply state-of-the-art components for advanced lithium ion batteries. Leveraging its technological leadership in China, high-quality product line and scalable production capacity, DLX plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries. For more information, visit http://www.china-sun.cn/English/Aboutus.asp .

Safe Harbor Statement

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company's control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company's periodic filings with the Securities and Exchange Commission.

CONTACT:

At the Company:
Thomas Yang, Assistant to the President

Tel: 917-432-9350 (U.S.) or

86 411 8289-7752 (China)
Fax: 86 411 8289-2739
yang_xianfu@yahoo.com.cn
or
Investor Relations:
Peter Clark
OTC Financial Network
Tel: +1 (781) 444-6100 ext.629

peter@otcfn.com

www.otcfn.com/crfu